                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                Amazon.com, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (4)  Date Filed:

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

                                     [LOGO]

                                                                   April 8, 1999

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Amazon.com, Inc. (the "Company") to be held at 10:00 a.m. on Thursday, May 20, 1999 at the Seattle Art Museum, 100 University Street, Seattle, Washington 98101.

     At the Annual Meeting, the stockholders will be asked to elect five Directors and to approve an amendment to the Company's Restated Certificate of Incorporation. The accompanying Notice of 1999 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

     The Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated Directors and in favor of the amendment to the Company's Restated Certificate of Incorporation.

     Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          Sincerely,

                                          Jeffrey P. Bezos
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                                   IMPORTANT

     A proxy card is enclosed. We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy will be revoked.

                    IT IS IMPORTANT THAT YOU VOTE YOUR STOCK

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 20, 1999

     The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Amazon.com, Inc. (the "Company") will be held at the Seattle Art Museum, 100 University Street, Seattle, Washington 98101, at 10:00 a.m. on Thursday, May 20, 1999, for the following purposes:

     - To elect five Directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

     - To act upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized common stock of the Company to 1,500,000,000 shares from 300,000,000 shares and the authorized preferred stock of the Company to 150,000,000 shares from 10,000,000 shares.

     The Board of Directors has fixed March 22, 1999 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. STOCKHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

                                          By Order of the Board of Directors

                                          Alan Caplan
                                          Secretary

Seattle, Washington
April 8, 1999

                                AMAZON.COM, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, MAY 20, 1999

GENERAL

     The enclosed proxy is solicited by the Board of Directors of Amazon.com, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 10:00 a.m. on Thursday, May 20, 1999, at the Seattle Art Museum, 100 University Street, Seattle, Washington 98101, and at any adjournment or postponement thereof.

     The Company's principal offices are located at 1516 Second Avenue, Seattle, Washington 98101. This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of the Company on or about April 8, 1999.

OUTSTANDING SECURITIES AND VOTING RIGHTS

     Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on March 22, 1999 will be entitled to vote at the Annual Meeting. On that date the Company had shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

     The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares present, in person or by proxy, shall be elected Directors. Holders of Common Stock are not allowed to cumulate their votes in the election of Directors. To approve the proposed amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and Preferred Stock, a majority of outstanding shares of Common Stock entitled to vote on the matter must vote in favor of the proposed amendment.

     A majority of the outstanding shares of Common Stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting. In the election of Directors, an abstention or broker nonvote will have no effect on the outcome. Abstention and broker nonvotes will have the practical effect of voting against the proposal to amend the Company's Restated Certificate of Incorporation.

PROXY VOTING

     Shares for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted thereon or, in the absence of directions to the contrary, will be voted "FOR" the election of the nominees to the Board of Directors named on the following page and "FOR" the proposal to amend the Company's Restated Certificate of Incorporation. It is not expected that any matter other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

REVOCATION

     Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person.

                 ELECTION OF DIRECTORS AND DIRECTOR INFORMATION

     In accordance with the Company's Bylaws, the Board has fixed the number of Directors constituting the Board at five. The Board of Directors has proposed that the following five nominees be elected at the Annual Meeting, each of whom will hold office until his or her successor shall have been elected and qualified: Jeffrey P. Bezos, Tom A. Alberg, Scott D. Cook, L. John Doerr and Patricia Q. Stonesifer. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the five nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

NOMINEES FOR THE BOARD OF DIRECTORS

     Biographical information regarding each of the nominees for the Board of Directors is set forth below:

     Jeffrey P. Bezos, age 35, has been President and Chairman of the Board of the Company since founding it in 1994, and Chief Executive Officer since May 1996, and served as Treasurer and Secretary from May 1996 to March 1997. From December 1990 to June 1994, Mr. Bezos was employed by D.E. Shaw & Co., a Wall Street investment firm, becoming Senior Vice President in 1992. From April 1988 to December 1990, Mr. Bezos was employed by Bankers Trust Company, becoming Vice President in February 1990. Mr. Bezos received his B.S. in Electrical Engineering and Computer Science, Summa Cum Laude, from Princeton University.

     Tom A. Alberg, age 59, has been a Director of the Company since June 1996. Mr. Alberg has been a principal in Madrona Investment Group, L.L.C., a venture investment firm, since January 1996. From April 1991 to October 1995, he was President and a director of LIN Broadcasting Corporation, and from July 1990 to October 1995, he was Executive Vice President of McCaw Cellular Communication, Inc.; both companies were providers of cellular telephone services and are now part of AT&T Corp. Prior to 1990, Mr. Alberg was a partner of the law firm Perkins Coie LLP, where he also served as Chairman of the firm's Executive Committee. Mr. Alberg is also a director of Active Voice Corporation, Emeritus Corporation, Mosaix, Inc., Teledesic Corporation and Visio Corporation, as well as several private companies. Mr. Alberg received his B.A. from Harvard University and his J.D. from Columbia University.

     Scott D. Cook, age 46, has been a Director of the Company since January 1997. Mr. Cook co-founded Intuit, Inc., a leading personal finance, tax and accounting software and web services company, in 1983, served as President of Intuit until 1994 and served as its Chairman of the Board from April 1994 until 1998. He is currently the chairman of the Executive Committee of the Board of Directors of Intuit. Prior to co-founding Intuit, Mr. Cook was a consultant for Bain & Company, a strategy consulting firm, and a brand manager for The Proctor & Gamble Company. Mr. Cook is also a director of eBay, Inc. and Intuit. Mr. Cook received his B.A. in Mathematics and Economics from the University of Southern California and his M.B.A. from Harvard Business School.

     L. John Doerr, age 47, has been a Director of the Company since June 1996. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since September 1980. Prior to joining Kleiner Perkins Caufield & Byers, Mr. Doerr was employed by Intel Corporation for five years. Mr. Doerr is also a director of Intuit, Inc., Macromedia, Inc., Netscape Communications Corporation, Platinum Software Corporation, Shiva Corporation and Sun Microsystems, Inc., as well as several private companies. Mr. Doerr received his bachelor's and master's degrees in electrical engineering from Rice University and his M.B.A. from Harvard Business School.

     Patricia Q. Stonesifer, age 42, has been a Director of the Company since February 1997. Since June 1997, Ms. Stonesifer has been President and Chairman of the Board of the Gates Learning Foundation. Prior to joining the Foundation, Ms. Stonesifer ran her own management consulting firm whose clients included DreamWorks SKG. From 1988 to 1997, Ms. Stonesifer worked in many roles at Microsoft Corporation, most recently as Senior Vice President of the Interactive Media Division, and in that role she managed Microsoft's investment in new online content and service products, notably MSNBC on the Internet. Ms. Stonesifer is a director of Alaska Airlines, Inc., the Fund for America's Libraries and Kinko's, Inc. Ms. Stonesifer received her B.A. in General Studies from Indiana University.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash compensation for their services as Directors or members of committees of the Board of Directors, but are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors and committees.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During 1998, there were seven meetings of the Board of Directors. All Directors attended at least 75% of the meetings of the Board of Directors and the committees of which they were members.

     The Board of Directors has established an Audit Committee and a Compensation Committee. Each of these committees is responsible to the full Board of Directors. The functions performed by these committees are summarized below:

     Audit Committee. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services, including quarterly reviews, provided by the Company's independent auditors, reviews the Company's balance sheet, statement of operations and cash flow and reviews and evaluates the Company's quality of significant accounting principles and underlying estimates and internal control functions. The members of this committee are Mr. Alberg and Ms. Stonesifer. The Audit Committee met four times in 1998.

     Compensation Committee. The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's stock option plans and makes recommendations to the Board of Directors regarding such matters. The members of this committee are Mr. Doerr and Ms. Stonesifer. The Compensation Committee met three times in 1998.

                         BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 28, 1999 by (i) each person or entity known by the Company to beneficially own more than 5% of the Common Stock, (ii) each Director of the Company, (iii) each officer of the Company for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                              NUMBER OF SHARES       PERCENTAGE OF
             NAME AND ADDRESS                BENEFICIALLY OWNED    SHARES OUTSTANDING
             ----------------                ------------------    ------------------
Jeffrey P. Bezos...........................      58,770,000              36.48%
  c/o Amazon.com, Inc.
  1516 Second Avenue
  Seattle, WA 98101
Jacklyn Gise Bezos and Miguel A. Bezos.....       8,975,064(1)            5.57
  200 Park Avenue
  Florham Park, NJ 07932
Tom A. Alberg..............................         715,000(2)               *
Scott D. Cook..............................         464,709(3)               *
L. John Doerr..............................       4,470,825(4)            2.78
Patricia Q. Stonesifer.....................         378,000(5)               *
George T. Aposporos........................         463,578(6)               *
Richard L. Dalzell.........................         600,000(7)               *
John D. Risher.............................       1,296,036(8)               *
Joel R. Spiegel............................         770,000(9)               *
Jimmy M. Wright............................         378,765(10)              *
All Directors and Executive Officers as a
  group (11 persons).......................      75,425,315(11)          45.73

---------------
  *  Less than 1%

 (1) This information is as of December 31, 1998. Represents 4,609,296 shares held by the Jacklyn Gise Bezos 1996 Revocable Trust, of which Jacklyn Gise Bezos is Trustee, 1,462,500 shares held by the Bezos Family Trust of 1997, of which Jacklyn Gise Bezos is Trustee, 337,500 shares held by the Bezos Generation-Skipping Trust of 1997, of which Jacklyn Gise Bezos is Trustee and 2,565,768 shares held by the Miguel A. Bezos 1996 Revocable Trust, of which Miguel A. Bezos is Trustee. Miguel A. Bezos is the spouse of Jacklyn Gise Bezos. Power to vote or direct the vote of, and power to dispose of or to direct the disposition of, the reported shares is deemed to be shared between Jacklyn Gise Bezos and Miguel A. Bezos. Jacklyn Gise Bezos denies beneficial ownership of the shares held by the Miguel A. Bezos 1996 Revocable Trust, except to the extent of her pecuniary interest. Miguel A. Bezos denies beneficial ownership of the shares held by the Jacklyn Gise Bezos 1996 Revocable Trust, the Bezos Family Trust of 1997 and the Bezos Generation-Skipping Trust of 1997, except to the extent of his pecuniary interest.

 (2) Includes 504,000 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 1999 and 13,997 shares held as trustee of a charitable trust. Mr. Alberg disclaims beneficial ownership of the shares held by the charitable trust.

 (3) Includes 360,000 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 1999, 216,000 of which were subject to repurchase by the Company as of February 28, 1999 at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (4) Includes 3,401,376 shares owned by Kleiner Perkins Caulfield & Byers VIII, a California limited partnership ("Kleiner"), and 57,888 shares held as trustee of a trust for the benefit of persons unrelated to Mr. Doerr (the "Trust"). Mr. Doerr is a general partner of KPCB Associates VIII, L.P., a California limited partnership, which is a general partner of Kleiner. Mr. Doerr disclaims beneficial ownership of shares of Common Stock held directly by Kleiner and the Trust, except to the extent of any indirect pecuniary interest in his distributive shares therein.

 (5) Includes 288,000 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 1999, 216,000 of which are subject to repurchase by the Company at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (6) Includes 426,015 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 1999, 426,013 of which are subject to repurchase by the Company at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (7) Includes 600,000 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 1999, all of which are subject to repurchase by the Company at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (8) Includes 18,000 shares subject to repurchase by the Company at the original exercise price paid for such shares, which right lapses over time in accordance with a vesting schedule. Also includes 1,242,036 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 1999, 1,023,036 of which are subject to repurchase by the Company at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (9) Includes 720,000 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 1999, all of which are subject to repurchase by the Company as of February 28, 1999 at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

(10) Includes 375,000 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 1999, all of which are subject to repurchase by the Company at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

(11) Includes 369,444 shares held by an executive officer of the Company, which include 30,070 shares subject to repurchase by the Company as of February 28, 1999 at the original exercise price paid for such shares, which right lapses over time in accordance with a vesting schedule, and 241,100 shares issuable upon exercise of stock options exercisable within 60 days of February 28, 1999, all of which are subject to repurchase by the Company, which right lapses over time in accordance with a vesting schedule. Also includes 6,524,036 shares held by an executive officer of the Company, which include 858,060 shares subject to repurchase by the Company as of February 28, 1999 at the original exercise price paid for such shares, which right lapses over time in accordance with a vesting schedule. Also includes 1,458,500 shares held by an executive officer of the Company, which include 488,100 shares subject to repurchase by the Company as of February 28, 1999 at the original exercise price paid for such shares, which right lapses over time in accordance with a vesting schedule, and 591,900 shares issuable upon exercise of stock options exercisable within 60 days of February 28, 1999, all of which are subject to repurchase by the Company, which right lapses over time in accordance with a vesting schedule.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table sets forth for the year ended December 31, 1998 the compensation received by (i) the Company's Chief Executive Officer, (ii) the Company's other four most highly compensated executive officers based on salary and bonus for the year ended December 31, 1998, and (iii) George Aposporos, who would have been included in the table except for the fact that he was not an executive officer on December 31, 1998 (the "named executive officers"). No other executive officer of the Company who held office at December 31, 1998 met the definition of "highly compensated" within the meaning of the executive compensation rules of the Securities and Exchange Commission (the "SEC").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                  ANNUAL COMPENSATION    ------------
                                                 ---------------------    SECURITIES
                NAME AND                         SALARY                   UNDERLYING       ALL OTHER
           PRINCIPAL POSITION             YEAR   ($)(1)    BONUS($)(2)    OPTIONS(#)    COMPENSATION($)
           ------------------             ----   -------   -----------   ------------   ---------------
Jeffrey P. Bezos,                         1998   $81,840          --            --               --
  Chairman, President and Chief           1997    79,197          --            --               --
     Executive Officer                    1996    64,333          --            --               --
Richard L. Dalzell,                       1998   201,512          --            --               --
  Vice President and Chief Information    1997    92,871    $149,174       750,000          $23,747(3)
     Officer
John D. Risher,                           1998   105,168      50,000       600,000               --
  Senior Vice President of Product        1997    81,754      13,500       900,000               --
     Development
Joel R. Spiegel,                          1998   116,352          --            --               --
  Vice President and General Manager      1997    89,302      30,000       900,000               --
Jimmy M. Wright,                          1998    54,487     125,000       375,000           14,746(3)
  Vice President and Chief Logistics
     Officer
George T. Aposporos,                      1998   142,083          --            --               --
  Vice President of Business              1997    91,966      22,379       720,000            7,621(3)
     Development(4)

---------------
(1) Amounts shown for 1997 for Messrs. Aposporos, Dalzell, Risher and Spiegel represent base salaries paid after they commenced employment with the Company on May 9, 1997, September 2, 1997, January 31, 1997 and March 17, 1997, respectively. Amount shown for 1998 for Mr. Wright represents base salary paid after he commenced employment with the Company on July 27, 1998.

(2) Amounts paid to Messrs. Aposporos, Dalzell, Risher and Spiegel in 1997 and Mr. Wright in 1998 represent signing bonuses.

(3) Represents reimbursement by the Company of relocation expenses.

(4) Mr. Aposporos is included pursuant to Item 402(a)(3)(iii) of Regulation S-K.

OPTION GRANTS IN 1998

     The following table sets forth information concerning the grant of stock options during 1998 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                            -----------------------------------------------------
                                             PERCENT OF                              POTENTIAL REALIZABLE VALUE
                              NUMBER OF        TOTAL                                 AT ASSUMED ANNUAL RATES OF
                             SECURITIES       OPTIONS      EXERCISE                 STOCK PRICE APPRECIATION FOR
                             UNDERLYING      GRANTED TO      PRICE                         OPTION TERM(3)
                               OPTIONS      EMPLOYEES IN   ($/SHARE)   EXPIRATION   ----------------------------
           NAME             GRANTED(#)(1)   FISCAL YEAR       (2)         DATE         5%($)          10%($)
           ----             -------------   ------------   ---------   ----------   ------------   -------------
Jeffrey P. Bezos..........          --           --              --          --              --              --
Richard L. Dalzell........          --           --              --          --              --              --
John D. Risher............     600,000(4)       3.2%       $10.7448     2/11/08      $4,054,405     $10,274,657
Joel R. Spiegel...........          --           --              --          --              --              --
Jimmy M. Wright...........     375,000          2.0         17.8750     6/10/08       4,215,560      10,683,055
George T. Aposporos.......          --           --              --          --              --              --

---------------
(1) Generally, options are fully exercisable, subject to a deferral of exercisability in certain circumstances to preserve their qualification as incentive stock options. The shares purchasable on exercise of such options are subject to repurchase by the Company at the original exercise price paid per share in the event of the optionee's termination of employment prior to the vesting of such shares. In this context, "vesting" means that the shares subject to, or issued on exercise of, options are no longer subject to repurchase by the Company. Shares subject to, or issued upon exercise of, options generally vest at the rate of 1/5 on each of the first and second anniversaries of the optionee's date of hire, and 1/20 at the end of each three-month period thereafter until fully vested. See "Employment Contracts, Termination of Employment and Change-of-Control Arrangements."

(2) All options were granted at fair market value on the date of grant, based on the average of the high and low per share sales price for the Common Stock as reported on the Nasdaq National Market on the date of grant.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. Assumes all options are exercised at the end of their respective ten-year terms. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions, as well as the optionee's continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(4) The options will vest according to the following schedule: 48,000 will vest on January 31, 2001; 48,000 will vest on January 31, 2002; 168,000 will vest on January 31, 2003; 168,000 will vest on January 31, 2004; and 168,000 will vest on January 31, 2005.

OPTION EXERCISES IN 1998 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the exercise of stock options during 1998 by the named executive officers, and their options outstanding at fiscal year-end.

     AGGREGATED OPTION EXERCISES IN 1998 AND FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-
                         SHARES                     UNEXERCISED OPTIONS AT FISCAL       MONEY OPTIONS AT FISCAL
                       ACQUIRED ON     VALUE                 YEAR-END(#)                     YEAR-END($)(4)
                        EXERCISE      REALIZED    ---------------------------------   ----------------------------
        NAME             (#)(1)        ($)(2)     EXERCISABLE(1)   UNEXERCISABLE(3)   EXERCISABLE    UNEXERCISABLE
        ----           -----------   ----------   --------------   ----------------   ------------   -------------
Jeffrey P. Bezos.....         --             --            --               --                  --             --
Richard L. Dalzell...    150,000     $7,202,813       600,000               --        $ 61,718,250             --
John D. Risher.......     69,000      3,844,884     1,017,034          323,966         102,830,233    $33,991,196
Joel R. Spiegel......     90,000      4,142,813       720,000               --          76,539,399             --
Jimmy M. Wright......         --             --       375,000               --          33,452,813             --
George T.
  Aposporos..........    138,000      2,147,068       382,012          199,988          40,142,776     21,015,240

---------------
(1) Shares purchased or purchasable on exercise of options may be subject to repurchase by the Company at the original exercise price paid per share in the event of the optionee's termination of services prior to the vesting of such shares, in accordance with a vesting schedule. In this context, "vesting" means that the shares subject to, or issued on exercise of, options are no longer subject to repurchase by the Company.

(2) "Value Realized" represents the fair value of the underlying securities on the exercise date minus the exercise price of such options. "Value Realized" does not take into consideration whether any of the underlying securities are or have been subject to a right of repurchase, at the exercise price paid per share, in favor of the Company.

(3) Exercisability of option has been deferred to preserve its qualification as an incentive stock option.

(4) Amounts equal the closing price of the Common Stock on December 31, 1998 ($107.0825 per share), less the option exercise price, multiplied by the number of shares exercisable or unexercisable.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company offers compensation packages designed to attract and retain outstanding employees and to encourage and reward the achievement of corporate goals. Compensation currently includes a competitive combination of salaries, benefits and stock options. Through broad-based employee ownership of the Company's common stock, the Company seeks to align employee financial interests with long-term stockholder value.

     Executive officers receive total compensation packages in line with their responsibilities and expertise. The Company believes that the majority of an executive's compensation should be closely tied to overall Company performance. Accordingly, salaries for executive officers in most cases are relatively low and each executive officer receives a significant stock option grant when he or she joins the Company.

     Base Salaries. Salaries for the Company's executive officers are based on the executive's contribution to Company performance, level of responsibility, experience and breadth of knowledge. The Compensation Committee also utilizes salary surveys for reference purposes, but its salary determinations are not targeted to a specific level of comparable compensation. The companies in the salary survey include some but not all of the companies in the Morgan Stanley High Technology Index, the peer-group index shown in the Stock Price Performance Graph below. Base salaries for executive officers generally are designed to be significantly less than those paid by competitors in the electronic commerce and software industries. These lower base salaries are combined with large stock option grants so that the major portion of the executive's pay is tied to Company performance. In January of 1998, most executive officers received an annualized salary increase of approximately 2.3% prorated based on the portion of each year worked since the executive's last salary increase.

     Stock-Based Compensation. The Company seeks to align the long-term interests of its executive officers with those of its stockholders. As a result, each executive officer receives a significant stock option grant when he or she joins the Company. Grant sizes are determined based on various subjective factors, primarily related to the individual's anticipated contribution to the Company's success. At this time, the Company is exploring granting additional stock options to executive officers based on performance and potential.

     Other Compensation. The Company pays bonuses to its executive officers only under special circumstances. In 1998, the Company hired two new executive officers, Mr. Wright and Mr. Shriram, and paid each of them a signing bonus to encourage them to join the Company and to compensate them for relocation expenses. In addition, Mr. Risher received a one-time performance bonus of $50,000.

     Chief Executive Officer Compensation. Mr. Bezos received $81,840 in cash compensation from the Company during 1998. Mr. Bezos' compensation was considerably less than may have been paid to an individual with similar responsibilities in a similar industry. Due to Mr. Bezos' substantial ownership in the Company (approximately 36%), Mr. Bezos requested not to receive additional compensation in 1998.

     The Compensation Committee will evaluate the Company's compensation policies on an ongoing basis to determine whether they enable the Company to attract, retain and motivate key personnel. To meet these objectives, the Company may from time to time increase salaries, award additional stock options or provide other short- and long-term incentive compensation to executive officers, including Mr. Bezos.

     Compensation payments in excess of $1 million to the Chief Executive Officer or the other four most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect cash compensation in 1999 to its Chief Executive Officer or any other executive officer to be in excess of $1 million. The Company intends to maintain qualification of its 1994 Stock Option Plan and 1997 Stock Option Plan for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

                                          The Compensation Committee

                                          L. John Doerr
                                          Patricia Q. Stonesifer

                         STOCK PRICE PERFORMANCE GRAPH

     The graph set forth below compares cumulative total return on the Common Stock with the cumulative total return of the Nasdaq Total U.S. Index and the Morgan Stanley High Technology Index, resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period beginning on the date of the Company's initial public offering of the Common Stock on May 15, 1997 and ending on December 31, 1998.

                                                                              MORGAN STANLEY HIGH-
                                                       AMAZON.COM               TECHNOLOGY INDEX         NASDAQ TOTAL U.S. INDEX
                                                       ----------             --------------------       -----------------------
'5/15/97'                                                 $100                        $100                        $100
'12/31/97'                                                 334                         106                         117
'12/31/98'                                                3569                         874                         491

     Note: Stock price performance shown in the Stock Price Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance.

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE-OF-CONTROL ARRANGEMENTS

OPTION PLANS

     1994 Stock Option Plan. In the event of a sale of all or substantially all of the Company's assets, merger or reorganization in which the Company is not the surviving corporation, or the sale or other transfer of more than 50% of the outstanding shares of Common Stock (each a "Terminating Event"), the Compensation Committee may determine whether provisions will be made for assumption of or substitution for the stock options granted under the Company's 1994 Stock Option Plan by the successor corporation. If the Compensation Committee determines that no such assumption or substitution will be made, all options will become fully vested and each optionee will have the right to exercise any unexercised and unexpired options within 30 days from the date of notice of such determination. With respect to options granted prior to December 20, 1996, Terminating Events also include the sale of a material division of the Company, an acquisition by the Company resulting in an extraordinary expansion of the Company and a material change in the capital structure of the Company (excluding the issuance of securities of the Company for adequate consideration and the conversion into Common Stock of convertible securities of the Company).

     1997 Stock Option Plan. In the event of (i) the merger or consolidation of the Company in which it is not the surviving corporation pursuant to which shares of Common Stock are converted into cash, securities or other property (other than a merger in which holders of Common Stock immediately before the merger have the same proportionate ownership of the capital stock of the surviving corporation immediately after the merger), (ii) the sale, lease, exchange or other transfer of all or substantially all of the Company's assets (other than a transfer to a majority-owned subsidiary), or (iii) the approval by the holders of Common Stock of any plan or proposal for the Company's liquidation or dissolution (each a "Corporate Transaction"), the Compensation Committee will determine whether provisions will be made in connection with the Corporate Transaction for the assumption of the options under the Company's 1997 Stock Option Plan or substitution of appropriate new options covering the stock of the successor corporation or an affiliate of the successor corporation. If the Compensation Committee determines that no such assumption or substitution will be made, each outstanding option under the 1997 Stock Option Plan will automatically accelerate so that it will become 100% vested and exercisable immediately before the Corporate Transaction, except that acceleration will not occur if, in the opinion of the Company's accountants, it would render unavailable "pooling of interests" accounting for the Corporate Transaction.

EMPLOYMENT ARRANGEMENTS

     The Company has agreed to pay Richard L. Dalzell the greater of $100,000 or six months' base salary in the event of the termination of his employment by the Company within three years of the date he commenced employment.

                           AMENDMENT OF THE COMPANY'S
        RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
             AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK

     The Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to Article 4 of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 1,500,000,000 shares from 300,000,000 shares and to increase the number of authorized shares of Preferred Stock to 150,000,000 from 10,000,000. The text of the first sentence of Article 4, as it is proposed to be amended, is as follows:

          The total authorized stock of this corporation shall consist of 1,500,000,000 shares of Common Stock having a par value of $.01 per share and 150,000,000 shares of Preferred Stock having a par value of $.01 per share.

     Under the present Restated Certificate of Incorporation, the Company has the authority to issue 300,000,000 shares of Common Stock and 10,000,000 shares
of Preferred Stock. As of March 22, 1999,                shares of Common Stock
were issued and outstanding and no shares of Preferred Stock were outstanding. Accordingly, as of March 22, 1999, after taking into account the shares reserved for issuance upon the exercise of Company stock options and upon the conversion of the Company's 4 3/4 % Convertible Subordinated Notes due 2009, approximately shares of Common Stock were available for issuance. The proposed
amendment would provide for an additional                shares of Common Stock
available for issuance.

     The additional Common Stock to be authorized by adoption of the proposed amendment would have rights identical to the currently outstanding Common Stock of the Company. The Preferred Stock may be issued by resolution of a majority of the Board of Directors then in office in one or more series with such designations, powers, preferences and relative, participating, optional and other rights, including, without limitation, dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and such qualifications and limitations as the Board of Directors may determine. No additional stockholder approval would be required to set the terms of or for issuance of the Preferred Stock.

     Adoption of the proposed amendment and issuance of additional shares of Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. Issuance of shares of Preferred Stock could affect the rights of the holders of Common Stock if the Preferred Stock, when issued, has rights and preferences senior to the Common Stock. The holders of Common Stock do not presently have preemptive rights to subscribe for the additional shares of Common Stock and Preferred Stock proposed to be authorized. The proposed amendment would not change the par value of the Common Stock or the Preferred Stock. If the amendment is adopted, it will become effective upon filing a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of Delaware.

     The purpose of the increase in authorized shares is to provide additional shares of Common Stock and Preferred Stock that could be issued for corporate purposes without further stockholder approval unless required by applicable law or regulation. The Company currently expects that purposes for additional shares of both Common Stock and Preferred Stock will include effecting acquisitions of other businesses or properties, establishing strategic relationships with other companies and securing additional financing for the operation of the Company through the issuance of additional shares or other equity-based securities. Purposes for additional shares of Common Stock also include paying stock dividends or subdividing outstanding shares through stock splits and providing equity incentives to employees, officers or directors. The Board of Directors believes that it is in the best interests of the Company to have additional shares of Common Stock and Preferred Stock authorized at this time to alleviate the expense and delay of holding a special meeting of stockholders to authorize additional shares of Common Stock or Preferred Stock when the need arises.

     The Company could also use the additional shares of Common Stock and Preferred Stock to oppose a hostile takeover attempt or delay or prevent changes of control (whether by merger, tender offer, proxy contest or assumption of control by a holder of a large block of the Company's securities) or changes in or removal of management of the Company. For example, without further stockholder approval, the Board of Directors could strategically sell shares of Common Stock or Preferred Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although the Board of Directors is motivated by business and financial considerations in proposing this amendment, and not by the threat of any attempt to accumulate shares or otherwise gain control of the Company (and the Board of Directors is not currently aware of any such attempts), stockholders nevertheless should be aware that approval of the amendment could facilitate efforts by the Company to deter or prevent changes of control of the Company in the future, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

     The Company's Bylaws contain certain provisions that could have an antitakeover effect, including provisions permitting the Board of Directors to postpone the Company's annual meeting of stockholders for up to 120 days, providing that stockholders may call a special meeting of stockholders if they hold, in the aggregate, at least 30% of the outstanding shares entitled to vote on any issue proposed to be considered at such meeting, and providing that a stockholder must give notice to the Company, at least 60, but not more than 90, days prior to the date of the annual meeting of stockholders, of any business (including director nominations) to be brought before the meeting by such stockholder. In addition, the authority granted by the Company's Restated Certificate of Incorporation to the Board of Directors to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of the Preferred Stock could be used for antitakeover purposes. The proposal to increase the number of authorized shares of Common Stock and Preferred Stock, however, is not part of any plan to adopt a series of amendments having an antitakeover effect, and the Company's management presently does not intend to propose antitakeover measures in future proxy solicitations.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK.

                              CERTAIN TRANSACTIONS

     In October 1997, the Company made a one-year, no-interest loan in the aggregate amount of $75,000 to Richard L. Dalzell in connection with his relocation to Seattle, Washington and the commencement of his employment with the Company. This loan was repaid on October 23, 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater-than-10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 1998, its officers, Directors and greater-than-10% stockholders complied with all Section 16(a) filing requirements, with the exception of Mary Engstrom Morouse, whose Form 4 for March 1998 for three transactions was inadvertently filed late.

                                    AUDITORS

     The Company has selected Ernst & Young LLP to continue as its independent public accountants for the fiscal year ending December 31, 1999. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

                            EXPENSES OF SOLICITATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors, and the entire cost of such solicitation will be borne by the Company. Corporate Investors Communications, Inc. will distribute proxy materials to beneficial owners, and may solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons. The Company will pay Corporate Investors Communications, Inc. $4,000 for its services and will reimburse Corporate Investors Communications, Inc. for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitation also may be by personal interview, telephone and telegram by Directors, officers and other employees of the Company without special compensation.

                                 OTHER MATTERS

     The Company knows of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters not now known or determined properly come before the Annual Meeting, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders to be considered for inclusion in the Proxy Statement and proxy card for the 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 9, 1999.

     In addition, the Company's Bylaws include advance notice provisions that require stockholders desiring to bring nominations or other business before an annual stockholders meeting to do so in accordance with the terms of the advance notice provisions. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company regarding such nominations or other business. To be timely, a notice must be delivered to the Secretary at the principal executive offices of the Company not more than 90, but not less than 60, days prior to the date of the annual meeting as determined under the Company's Bylaws.

     Accordingly, a stockholder who intends to present a proposal at the 2000 Annual Meeting of Stockholders without inclusion of the proposal in the Company's proxy materials must provide written notice of the nominations or other business they wish to propose to the Secretary no earlier than February 11, 2000 and no later than March 12, 2000. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                           ANNUAL REPORT ON FORM 10-K

     A copy of the Company's combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 1998 accompanies this Proxy Statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to Investor Relations, Amazon.com, Inc., 1516 Second Avenue, Seattle, Washington 98101.

                                AMAZON.COM, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned stockholder of Amazon.com, Inc., a Delaware corporation (the "Company"), hereby appoints Jeffrey P. Bezos and Joy D. Covey, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Seattle Art Museum, 100 University Street, Seattle, Washington 98101 at 10:00 a.m. local time on May 20, 1999, or any adjournment or postponement thereof, with authority to vote upon the matters set forth on the reverse side of this Proxy Card.

        THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN THE ACCOMPANYING PROXY STATEMENT, "FOR" THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS.

        The undersigned hereby acknowledges receipt of the Company's Proxy Statement and hereby revokes any proxy or proxies previously given.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS.



(1)  Election of five directors, each to hold office until        FOR the        WITHHOLD AUTHORITY
his or her successor shall have been elected and              nominees listed      to vote for all
qualified.  Nominees:  Jeffrey P. Bezos, Tom A. Alberg,        below (except          nominees
Scott D. Cook, L. John Doerr and Patricia Q. Stonesifer         as indicated            [__]
                                                                   below)
INSTRUCTION:  To withhold authority to vote                         [__]
for any nominee write that nominee's name in this
space:_________________________

------------------------------------------------------------------------------------------------------

(2)  Approval of Amendment to the Company's Restated                FOR          AGAINST     ABSTAIN
Certificate of Incorporation.                                       [__]           [__]       [__]

------------------------------------------------------------------------------------------------------



        In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

        Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

        If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.



Signature(s): __________________________________   Date: ______________